Exhibit (h)1.c1

AMENDMENT TO PARTICIPATION AGREEMENT

ING VARIABLE PRODUCTS TRUST

THIS AMENDMENT is made the 28th day of May, 2007, by and among Massachusetts Mutual Life Insurance Company (the “Company”), a life insurance company organized under the laws of the Commonwealth of Massachusetts, on its own behalf and on behalf of its Separate Accounts (the “Account(s)”) as listed on the amended Schedule A hereto; ING Variable Products Trust (the “Trust”), an open-end management investment company and business trust organized under the laws of the Commonwealth of Massachusetts, and ING Funds Distributor, LLC (hereinafter the “Distributor”), a Delaware limited liability company (collectively, “the Parties”).

WHEREAS, the Parties executed a Participation Agreement dated April 26, 2006 (the “Agreement”), and

WHEREAS, the Parties desire to further amend said Agreement in the manner hereinafter set forth;

NOW THEREFORE, the parties hereby amend the Agreement in the following form:

1.	By replacing the existing Schedule A with the Amended Schedule A attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY	ING VARIABLE PRODUCTS TRUST

/s/ Jo-Anne Rankin	/s/ Todd Modic
Jo-Anne Rankin	Todd Modic
Vice President	Senior Vice President

ING FUNDS DISTRIBUTOR, LLC

/s/ Mark Spina
Mark Spina
President, CEO

AMENDED SCHEDULE A

Contracts

MassMutual TransitionsSM

MassMutual EvolutionSM

MassMutual Artistry

MassMutual Transitions SelectSM

MassMutual RetireEase SelectSM

Panorama Passage

Panorama Premier

Separate Accounts

Massachusetts Mutual Variable Annuity Separate Account 4